Obtaining Control of Credit Suisse Commodity Access Strategy Fund A

As of April 30, 2015, Merchant Holdings ("Shareholder"). owned 10,001 shares of the Fund, which represented 30.87% of the outstanding shares of the Fund, and Pershing owned 16,781 shares of the Fund, which represented 51.79% of the Fund.
As of October 31, 2015, Pershing owned 22,615 shares of the Fund, which represented 36.36% of the Fund and Charles Schwab, owned 22,329 shares of the Fund, which represented 35.90% of the Fund. Accordingly, Pershing continues to be a controlling person of the Fund.

Obtaining Control of Credit Suisse Commodity Access Strategy Fund C

As of April 30, 2015 Pershing owned 41,546 shares of the Fund which
represented 76.45% of the Fund.   As of October 31, 2015, Pershing
owned 49,900 shares of the Fund which represented 81.87% of the Fund. Accordingly, Pershing continues to be a controlling person of the Fund.


Obtaining Control of Credit Suisse Commodity Access Strategy Fund I

As of April 30, 2015 Merchant Holdings ("Shareholder") owned 5,684,706 shares of the Fund which represented 94.51% of the Fund. As of October 31, 2015, Merchant Holdings ("Shareholder") owned 5,684,706 shares of the Fund, which represented 94.37% of the outstanding shares. Accordingly, Shareholder continues to be a controlling person of the Fund.